                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report:  May 7, 1998


                                RENO AIR, INC.

            (Exact name of registrant as specified in its charter)

Nevada                             0-20360               88-0259913
(State or other jurisdiction       (Commission File      (IRS Employer
of incorporation)                  Number)               Identification Number



        220 Edison Way                                  89502
         Reno, Nevada                                   (Zip Code)
   (Address of Principal Executive Offices)


                                (702) 954-5000
             (Registrant's telephone number, including area code)
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Item 5. Other Events.
        -------------

        On May 7, 1998, Reno Air, Inc. ("Reno Air" or the "Company") issued a news release disclosing the results of operations for the three months ended March 31, 1998 (see Exhibit 99 to this report). Joseph R. O'Gorman, Chairman, President, and Chief Executive Officer of Reno Air and Todd Kehoe, Vice President-Treasury and Acting Chief Financial Officer spoke with industry analysts on a conference call following the news release. Mr. O'Gorman advised the analysts that he was of opinion that the financial results for the second quarter of 1998 would be better than the first quarter, that Reno Air would be profitable for fiscal year 1998 as a whole, and that Reno air would expect to see yield enhancements, beginning in the second quarter of 1998. Mr. O'Gorman also advised that, in light of the competitive landscape, it would be beneficial in the long-term for Reno Air to find an airline partner or to be part of an alliance. With respect to cost reduction measures, Mr. O'Gorman noted the Company's goal of achieving an available seat mile cost of approximately 7.7 cents and that the Company expected to receive a positive impact of between $8 and $11 million from the recently announced restructing plan. Certain of the information discussed on the conference call, including certain of the information set forth above, should be considered "forward-looking information" which is subject to a number of risks and uncertainties. The preparation of forward-looking information requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside of the Company's control. Among the specific factors that could cause actual results to differ materially from those set forth in the forward-looking information are the following: economic conditions, labor costs, aviation fuel costs, competitive pressures on pricing particularly from lower-cost competitors, weather conditions, government legislation, consumer perceptions of the Company's product, demand for air transportation in the markets in which the Company operates and the risks listed from time to time in the Company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above were also involved in the preparation of this forward-looking information, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. (this space intentionally left blank).

        Item 7. Financial Statements and Exhibits

        (c) Exhibits

        Designation                     Description

        99 News release dated May 7, 1998 of Reno Air with statements of operations for the three months ended March 31, 1998, and select operating and financial statistics for Reno Air for the same period.